UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 23, 2012

AEI INCOME & GROWTH FUND 26 LLC
(Exact name of registrant as specified in its charter)

State of Delaware	000-51823	41-2173048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 23, 2012, the Company purchased a 53% interest in a Tractor Supply Company store in Starkville, Mississippi for $1,510,500 from DHS Starkville Ventures, LLC and DDCU, LLC, unrelated third parties.  The property is leased to Tractor Supply Company under a Lease Agreement with a remaining primary term of 15 years.  The Lease may be renewed by the tenant for up to four consecutive terms of five years each.  The Lease requires an initial annual rent of $115,542 for the 53% interest, which will increase every five years by 10.0%.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Company is responsible for general liability insurance premiums and for repairs to the structural components of the building, roof, and parking lot.  The remaining interest in the property was purchased by AEI Net Lease Income & Growth Fund XX Limited Partnership, an affiliate of the Company.

The Company purchased the property with cash received from the sale of property.  The store was constructed in 2012 and is a 18,940 square foot building situated on approximately 5.8 acres of land.  The freestanding retail store is located at 1301 Greta Lane, Starkville, Mississippi.

Tractor Supply Company (“TSC”), headquartered near Nashville, is the leading retail farm and ranch store brand in the United States with over 1,000 stores in 44 states.  TSC stores are primarily located in towns outlying major metropolitan markets and in rural communities.  TSC’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The stores also serve the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  For the fiscal year ended December 25, 2010, TSC reported a net worth of $933 million, net sales of $3.6 billion and net income of $168 million.  TSC is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol TSCO and files reports with the SEC that are available on-line at www.sec.gov.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Company had acquired the property on January 1, 2010, the Company’s Investments in Real Estate would have increased by $1,510,500 and its Current Assets (cash) would have decreased by $1,510,500.

For the year ended December 31, 2010, Income from Operations would have increased $73,248, representing an increase in rental income of $115,542 and an increase in depreciation expense of $42,294.  For the nine months ended September 30, 2011, Income from Operations would have increased $54,936, representing an increase in rental income of $86,657 and an increase in depreciation expense of $31,721.

The net effect of these pro forma adjustments would have caused Net Income to increase from $571,367 to $644,615 and from $427,902 to $482,838, which would have resulted in Net Income of $.34 and $.26 per LLC Unit outstanding for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required.  The property acquired represents less than 15% of the total assets of the Company as of February 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 26 LLC

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing Member

Date: February 29, 2012	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer